Exhibit 23-b



                       CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Registration Statement of SBC Communications Inc. on Form S-8 of our reports dated May 17, 1996, on our audits of the financial statements of the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees, the Pacific Telesis Group Supplemental Retirement and Savings Plan for Nonsalaried Employees, and the accompanying supplemental schedule of assets held for investment purposes and reportable transactions, filed as part of Exhibits 99a and 99b, respectively, to the Annual Report on the Form 10-K of Pacific Telesis Group for the year ended December 31, 1996.



                                   COOPERS & LYBRAND L.L.P.




San Francisco, California
April 1, 1997